UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DCP Holding Company

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The Board of Directors of DCP Holding Company sent by facsimile the following letter to the Company’s shareholders.

[DCP Letterhead]

December 27, 2013

Dear Fellow DCP Shareholder:

As you may know, the Dental Care Plus Group (“DCPG”) Board of Directors has submitted a number of proposals to the DCPG shareholders in the Proxy Statement dated October 7, 2013. The DCPG Board of Directors encourages you to consider these proposals and to vote “FOR” all of the proposals on the ballot. An “ABSTAIN” vote is equivalent to a “NO” vote and is not helpful. Please vote “FOR” or “AGAINST” the proposals. Below I will attempt to simplify the proposals for you.

Proposal 1(A) merely increase the number of authorized Class B common shares.

The first key proposal (Proposal 1(B)) is to move from “One Dentist – One Vote” to “One Share – One Vote” which is more common among other corporations. With this proposal, all Class A common shares and Class B common shares would have one vote.

The second key proposal (Proposal 1(C)) is the introduction of the new Class C voting common shares. By introducing the Class C common shares, DCPG will be able to raise capital from non-dentist individuals in the communities we serve. These individuals are “friends of the company” who may be insurance brokers, doctors, lawyers, and other businessmen and women who know and are supporters of DCPG. With the introduction of the Class C common shares, DCPG would be able to replace the redeemable equity that will be leaving the Company as the older dentist shareholders retire. Since the Class C shares would be limited to 40% of the total voting shares, the voting control would be retained by the Class A and Class B shareholders.

Proposal 1(D) is a proposal to introduce the Class D non-voting common shares that an institutional preferred shareholder could convert into in the event of a market based transaction such as an initial public offering or a merger or acquisition transaction. Having this convertibility available may improve DCPG’s ability to raise capital from institutional investors.

The essence of Proposal 1(E) is to eliminate the need to offer common shares for sale to the Class A and Class B shareholders prior to offering them for sale to non-dentists in the form of Class C common shares. One of the key attributes of preemptive rights is that they allow existing shareholders to prevent dilution of their voting power by allowing them to purchase the offered shares first. If the proposals are adopted, the 40% maximum limitation provisions would apply, and voting control would be retained by the Class A and Class B shareholders at a minimum 60% level without requiring the purchase of additional shares by the current shareholders. In addition, one of the goals of the Company in advancing the proposals is to facilitate the sale of all classes of common shares to maximize capital. Thus if there was an offering of Class C shares to non-dentists, Class B shares would be simultaneously be offered for sale to dentists and other qualified Class B shareholders.

Proposal 1(F) allows for convertibility between Class A, Class B and Class C common shares. Accordingly, a dentist shareholder could sell his common shares to a non-dentist shareholder whereby the Class A and Class B shares would convert to Class C shares. Likewise, a non-dentist shareholder could sell his Class C shares to a dentist shareholder and the Class C shares would convert to Class B shares. With such transfers the 60% minimum ownership by the Class A and Class B shareholders would always be maintained.

The AMENDED CODE PROPOSALS, Proposal 2(A-E), amend and establish rules consistent with the AMENDED ARTICLES PROPOSALS discussed above.

The DCPG Board of Directors and DCPG management have studied the equity capital issue very carefully prior to formulating these proposals and believe that the proposals make sense for the future of DCPG. If the proposals are not approved, the retiree redemptions would most likely need to be funded out of net income, which may have an impact on future dividends and other future Board decisions.

Please submit your proxy ballot right away, and please consider voting “FOR” all of the proposals shown.

Happy New Year!

/s/ Stephen T. Schuler, DMD

Chairman of the Board of Directors

Additional Information and Where to Find It

In connection with the Special Meeting of Shareholders, the Company filed with the SEC a definitive proxy statement and other relevant documents on October 8, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s shareholders. Shareholders are urged to read the definitive proxy statement and any other documents filed with the SEC in connection with the Special Meeting because they contain important information about the proposals.

Shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC by directing a request to: DCP Holding Company, ATTN: Robert C. Hodgkins, Jr., 100 Crowne Point Place, Sharonville, Ohio 45241. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders on behalf of the Company’s board of directors in connection with the foregoing. Information concerning such participants and their respective direct or indirect interests in the Company by security holdings or otherwise is included in the Company’s definitive proxy statement.